Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

BIO-TECH MEDICAL SOFTWARE, INC.,

HELIX TECHNOLOGIES, INC.

AND

BT ASSETS GROUP, INC.

DATED AS OF
FEBRUARY 10, 2023

i

SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER		32

5.1	Organization	32
5.2	Power and Authorization	33
5.3	Consents and Approvals; No Violations	33
5.4	Solvency	33
5.5	Investment Representation	33
5.6	Financial Ability	33
5.7	No Brokers	33
5.8	Acknowledgment and Representations by Buyer	34

SECTION 6 COVENANTS		34

6.1	Confidentiality	34
6.2	Tax Matters	34
6.3	Employee and Related Matters	36
6.4	Florida Performance Bond	37
6.5	Further Assurances	37

SECTION 7 CLOSING DELIVERABLES		37

7.1	Company and Seller Deliveries	37
7.2	Buyer Closing Deliveries	38
7.3	Frustration of Closing Conditions	39

SECTION 8 R&W INSURANCE; SURVIVAL AND PARTIAL RELEASE		39

8.1	R&W Insurance	39
8.2	Survival and Partial Release	39

SECTION 9 MISCELLANEOUS		40

9.1	[RESERVED]	40
9.2	Amendment	40
9.3	Waiver	40
9.4	Specific Performance	40
9.5	Expenses	40
9.6	Notices	40
9.7	Binding Agreement; Assignment	41
9.8	Severability	41
9.9	Construction	41
9.10	Captions	41
9.11	Entire Agreement	42
9.12	Counterparts	42
9.13	Choice of Law; Consent to Jurisdiction	42
9.14	WAIVER OF JURY TRIAL	42
9.15	Parties in Interest	42
9.16	Press Releases and Announcements; Confidentiality	42
9.17	No Representations Regarding Projections or Forecasts; Acknowledgment	43
9.18	Disclosure Schedule	43

ii

INDEX OF EXHIBITS

Exhibit A	Form of Interim Services Agreement
Exhibit B	Form of Stock Power
Exhibit C	Form of License Agreement
Exhibit D-1	Form of Guaranty Agreement
Exhibit D-2	Form of Secured Guaranty Agreement
Exhibit E-1	Form of Pledge Agreement
Exhibit E-2	Form of Security Agreement
Exhibit F	Form of Indemnification Side Letter

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2023, by and among BT Assets Group, Inc., a Delaware corporation (“Buyer”), on the one hand, and each of Helix Technologies, Inc., a Delaware corporation (“Seller”), and Bio-Tech Medical Software, Inc. (d/b/a BioTrack), a Florida corporation and a wholly owned subsidiary of Seller (the “Company”), on the other hand.

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company provides software products and services within the cannabis industry, including products and services marketed under the trade and product names BioTrack and Cannalytics®;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the parties desire to enter into and perform the transactions contemplated by the Transaction Agreements (the “Transactions”); and

WHEREAS, subject to the conditions to Closing being fulfilled by all parties to this Agreement, immediately following the Closing, the Buyer will own all of the issued and outstanding capital stock of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1
DEFINITIONS

1.1          Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“2020 Merger Agreement” means that certain Agreement & Plan of Merger dated as of December 16, 2020 (as amended to date) between and among Seller, Parent and DNA Merger Sub, Inc.

“Accounting Principles” shall mean GAAP as in effect at the date of the financial statement to which it refers, or if there is no such financial statement, then as of the Closing, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Interim Financial Statements as set forth in Section 3.5 of the Disclosure Schedule; provided that Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring at or after the Closing, and (c) shall follow the defined terms contained in this Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Agreement” has the meaning given to such term in the Preamble.

“Allocation Schedule” has the meaning given to such term in Section 6.2(d)(ii).

“Anti-Corruption Laws” has the meaning given to such term in Section 3.16(a).

“Blue Sky Laws” has the meaning given to such term in Section 3.4(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware.

“Business Systems” means, with respect to a Person, all Software, information technology and computer systems (including the computers, computer software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, interfaces, data communications lines, websites, applications and all other information technology equipment and software, and all associated documentation).

“Buyer” has the meaning given to such term in the Preamble.

“Buyer Parties” has the meaning given to such term in Section 8.2.

“Buyer’s Benefit Programs” has the meaning given to such term in Section 6.3(a).

“Cash” means the unrestricted cash and cash equivalents required to be reflected as cash and cash equivalents on the balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the Accounting Principles, but excluding, for the avoidance of doubt, any Restricted Cash. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks, wire transfers and drafts, but shall include checks, wire transfers and drafts deposited for the account of the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Closing Cash Amount” means the aggregate amount of Cash of the Company as of the Closing.

“Closing Cash Payment” means the cash payment in the amount equal to $20,030,179, which amount equals the sum of (i) Twenty Million Dollars ($20,000,000) plus (ii) the estimated Working Capital Overage, based on the Estimated Working Capital, less (iv) the Estimated Transaction Expenses.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing.

“Closing Working Capital” means the aggregate amount of Working Capital of the Company as January 31, 2023.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning given to such tern in the Preamble.

“Company Benefit Plan” means (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs, agreements or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, fringe benefits and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company (or their spouses, dependents, or beneficiaries) or with respect to which the Company has or may have any Liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Company Bonuses” means all Liabilities of the Company in relation to “stay” or other similar retention bonuses, change-in-control bonuses or other bonuses or compensation due or arising as a result of the execution, delivery or performance of the Transaction Agreements, whether or not vested as of Closing, to any of the Company’s employees, former employees, consultants, former consultants or retirees and any retention bonuses, in each case, based on or arising under employment or engagement with the Company.

“Company Business Data” has the meaning given to such term in Section 3.15(h).

“Company Business Systems” has the meaning given to such term in Section 3.15(f).

“Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Employee” has the meaning given to such term in Section 3.9(a).

“Company Governmental Contract” has the meaning given to such term in Section 13.13(a)(xiv).

“Company Inbound IP Contract” has the meaning given to such term in Section 3.13(a)(vi).

“Company IP” shall mean any Intellectual Property Rights used or held for use in the business as currently conducted by the Company.

“Company IP Contract” has the meaning given to such term in Section 3.13(a)(vii).

“Company Leased Real Property” has the meaning given to such term in Section 3.14(b).

“Company Material Adverse Effect” means, with respect to the Company or the business of the Company, any fact, event, change, development, circumstance or effect that (i) is or would, with the passage of time, be reasonably likely to be materially adverse to the financial condition, business, results of operations, assets, Liabilities or operations of the Company other than any fact, event, change, development, circumstance or effect, directly or indirectly arising out of or attributable to any of the following (or results thereof): (A) changes in general economic conditions; (B) general changes or developments in the industries in which the Company operates (including the cannabis and healthcare information technology services industries); (C) any fire, flood, hurricane, earthquake, tornado, windstorm or other similar calamity or act of God or man-made disaster; (D) any national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the Closing Date, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military action, terrorism, civil unrest, riots, curfews, public disorders or cyberattack; (E) changes in GAAP or any applicable Law or other binding directives issued by any Governmental Authority or the interpretation thereof; (F) any actions taken (or omitted to be taken) at the prior written request of Buyer or required to be taken (or omitted) by the express terms of this Agreement; (G) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including COVID-19); (H) the implementation of any COVID-19 Measures by any national, state, regional or local government or governing authority; (I) any failure by the Company to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations for any period ending on or after the Closing Date (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect, except to the extent such facts and circumstances are excluded from being taken into account by clauses (A) through (H) above); (J) the announcement or pendency of this Agreement; (K) any action taken or refrained from being taken (1) as expressly contemplated by the Transaction Agreements, in each case according to the terms hereof or thereof, or (2) to which Buyer has consented to in writing (or in accordance with this Agreement is deemed to have consented); except in the case of clauses (A) through (H) above to the extent such fact, event, change, development, circumstance or effect has had or reasonably would be expected to have a disproportionate effect on the Company relative to the other similarly situated Persons engaged in the same or substantially similar business as the Company, or (ii) materially impairs or materially delays or would, with the passage of time, be reasonably likely to materially impair or materially delay the ability of the Company to consummate the Transactions and/or to perform its obligations under the Transaction Agreements.

“Company Material Contract” has the meaning given to such term in Section 3.13(a).

“Company Material Customers” has the meaning given to such term in Section 3.18.

“Company Material Suppliers” has the meaning given to such term in Section 3.18.

“Company Outbound IP Contract” has the meaning given to such term in Section 3.13(a)(vii).

“Company Owned Software” has the meaning given to such term in Section 3.15(k).

“Company Products and Services” has the meaning given to such term in Section 3.15(c).

“Company Real Property Leases” has the meaning given to such term in Section 3.14(b).

“Company Registered IP” has the meaning given to such term in Section 3.15(a).

“Company Related Party” has the meaning given to such term in Section 3.21(a).

“Company Related Party Transaction” has the meaning given to such term in Section 3.21(a).

“Company Transaction Expenses” means, to the extent not paid as of immediately prior to the Closing, without duplication, (i) the fees and disbursements payable to legal counsel, bankers and accountants of the Company, and/or Seller in connection with the negotiation, documentation and consummation of the Transactions, (ii) all other fees and expenses, in each case, incurred by the Company and/or Seller in connection with the Transactions as determined on the Closing Date, including Seller’s apportioned share of the R&W Insurance Policy as provided in Section 8.1, and (iii) all Company Bonuses except as set forth in the Estimated Closing Statement other than, for the avoidance of doubt, any severance payments as a result of any terminations effected by Buyer or the Company after the Closing.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between Parent and Buyer’s Affiliate dated as of January 4, 2022.

“Contract” means any written or oral legally binding contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any legally binding commitment to enter into any of the foregoing to which the Company is a party or by which any of the Company’s assets are bound.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, “personal protective equipment,” shut down, closure, sequester, “return to work,” “reopening,” safety or similar law, regulation, policy, directive, guidance, rule or order promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case, related to the COVID-19 Pandemic.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or variants or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics resulting therefrom.

“Data Protection and Security Requirements” means (i) all Laws relating to the processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), HIPAA and the GDPR; (ii) all regulatory and self-regulatory guidelines and published interpretations by Governmental Authorities of such Laws; (iii) industry standards applicable to the industry in which the Company operates; (iv) all provisions of Contracts to which the Company is a party or by which the Company is bound that relate to the processing of Personal Data; and (v) all policies and notices of the Company relating to the processing of Personal Data.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Buyer in connection with this Agreement.

“Environmental Laws” means all Laws concerning protection of human health or the environment in connection with the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Environmental Permits” has the meaning given to such term in Section 3.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Estimated Closing Statement” has the meaning given to such term in Section 2.6(a).

“Estimated Transaction Expenses” has the meaning given to such term in Section 2.6(a).

“Estimated Working Capital” has the meaning given to such term in Section 2.6(a).

“Excess” has the meaning given to such term in Section 2.6(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Consolidated Income Tax Return” has the meaning given to such term in Section 6.2(c)(i).

“Final Closing Cash Payment” has the meaning given to such term in Section 2.6(b).

“Financial Statements” has the meaning given to such term in Section 3.5.

“Florida Performance Bond” has the meaning given to such term in Section 6.4.

“Florida Surety” has the meaning given to such term in Section 6.4.

“Fraud” means common law fraud under the Laws of the State of Delaware with respect to the making of any representation or warranty in connection with this Agreement or the Transactions, including those representations and warranties set forth in Section 3 (Representations and Warranties of the Company) or Section 4 (Representations and Warranties of the Seller) of this Agreement (as applicable) or in any certificate delivered pursuant to this Agreement or in the representations and warranties in any other Transaction Document. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealing and any other fraud-based claim.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Authority” means any federal, national, state, provincial or local, whether transnational, domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency, applicable self-regulatory organization, tribunal or commission or other governmental or regulatory authority, department, agency or instrumentality, including any political subdivision thereof, whether transnational, domestic, foreign or supranational.

“Guaranty Agreements” means those certain guaranty agreements by and among the Seller and (i) the guarantor Affiliates of Buyer party thereto, in the form attached hereto as Exhibit D-1 and (ii) the Company, in the form of Exhibit D-2.

“Hazardous Materials” means any hazardous or toxic materials, substances or wastes regulated under Environmental Laws, including toxic chemicals, petroleum products or byproducts, friable asbestos and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt securities, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement liability with respect to letters of credit), (v) any liabilities under leases that would be considered capitalized leases under GAAP, (vi) any indebtedness secured by a Lien on a Person’s assets (other than a Permitted Lien), (vi) unpaid income Taxes of the Company for Pre-Closing Tax Periods beginning on or after January 1, 2022 (and, in the case of a Straddle Period, determined in accordance with Section 6.2(c)(iii)) that are first due to be paid after the Closing Date (taking into account any applicable extensions) solely in jurisdictions where the Company filed a Tax Return for the immediately preceding taxable period (provided that, such unpaid income Taxes shall be calculated (A) in accordance with past practices of the Company and (B) as of the end of the day on the Closing Date taking into account any Transaction Tax Deductions, net operating losses and other Tax attributes of the Company to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort and any applicable prepayments of Tax or payments of estimated Taxes), but excluding any Taxes imposed on the Company due to Buyer’s action after Closing outside the Ordinary Course of Business, and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date. Notwithstanding the foregoing, “Indebtedness” shall not include any deferred revenue, trade payables and accrued expenses arising in the Ordinary Course of Business or obligations under the Florida Performance Bond.

“Independent Accountant” shall mean a certified public accountant satisfactory to Buyer and Seller; provided, that if Buyer and Seller do not appoint an Independent Accountant within ten (10) days after either Buyer or Seller gives notice to the other of a request therefor, either of them may request the American Arbitration Association to appoint as the Independent Accountant a partner in the New York office of a nationally recognized independent registered public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on Buyer and Seller.

“Intellectual Property Rights” means any and all of the following, as they exist in any jurisdiction throughout the world: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging designs, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works (including all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (iv) know-how, trade secrets, confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures and testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (v) rights of publicity and privacy and data protection rights; and (vi) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

“Interim Financial Statements” has the meaning given to such term in Section 3.5.

“Interim Services Agreement” means that certain Interim Services Agreement by and among Buyer, the Company, Seller and Parent, substantially in the form attached hereto as Exhibit A.

 “Key Employee,” means, with respect to the Company, any Company employee set forth in Section 1.1(a) of the Disclosure Schedule.

“Knowledge,” means, with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1(b) of the Disclosure Schedule, in each case after reasonable inquiry of the employees, consultants or independent contractors of the applicable Person with the administrative or operational responsibility for such matter in question.

“Law” Means any transnational, domestic or foreign federal, provincial, state or local law, statute, treaty, convention, code, ordinance, rule, regulation (including of self-regulatory organizations), interpretations, resolutions, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Liability” means any material liability, debt, obligation, deficiency, penalty, assessment, fine or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“License Agreement” means that certain license agreement by and between Buyer, the Company and their respective Affiliates, on the one hand, and Seller and Parent and their respective Affiliates, on the other hand, in the form attached hereto as Exhibit C.

“Licensed Company IP” has the meaning given to such term in Section 3.15(b).

“Licensed Software” has the meaning given to such term in Section 3.15(k).

“Lien” means any lien, pledge, charge, mortgage, security interest, deed of trust, judgment, adverse right or other encumbrance of any sort.

“Malicious Code” has the meaning given to such term in Section 3.15(m).

“Misconduct Claim” means, without limitation, unlawful harassment and or discrimination, or any other unlawful act of a similar nature, if made to an employee, independent contractor or customer who has not invited such conduct, and any unlawful retaliatory act for refusing or opposing any of the foregoing.

“Multiemployer Plan” means a plan defined in Section 3(37) of ERISA.

“Non-Party Affiliates” has the meaning given to such term in Section 8.2.

“Non-Released Claims” has the meaning given to such term in Section 8.2.

“Off-the-Shelf Software” means any commercially available Software that the Company licenses (including under shrink-wrap, click-through, or other standard licensing terms) for use in the business of the Company, in any individual case, under a license with a maximum annual payment obligation on the part of the Company of less than twenty-five thousand dollars ($25,000).

“Open Source Technology” means any Software or other Intellectual Property Rights that are distributed as or that contain, or are derived in any manner (in whole or in part) from, any Software or other Intellectual Property Rights that are distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any Intellectual Property Rights (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any Intellectual Property Rights. Open Source Technology includes Intellectual Property Rights licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.

“Order” means any order, judgment, injunction, award, decree, ruling or writ of any Governmental Authority.

“Ordinary Course of Business” means with respect to a Person, any action taken, or omitted to be taken, by such a Person in the ordinary course of such Person’s business that is materially consistent with the past practices of such Person; provided, however, that actions taken or omitted to be taken in response to a condition or conditions arising from the COVID-19 Pandemic, including COVID-19 Measures, in accordance with the Law shall be deemed Ordinary Course of Business of such Person.

“Owned Company IP” has the meaning given to such term in Section 3.15(b).

“Parent” means Forian Inc., a Delaware corporation and the parent of Seller.

“Parent Insurance Policies” has the meaning given to such term in Section 3.20.

“Parties” (collectively) or “Party” (individually) shall refer to the Company, Seller and Buyer.

“Permitted Liens” means (i) any Lien for Taxes or other governmental charges, assessments or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings, (ii) any statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Lien arising or incurred in the Ordinary Course of Business, (iii) any covenants, conditions, restrictions, declarations, easements, rights-of-way, roads, highways or reservation of rights, including easements and/or rights of way, for sanitary and storm sewers, storm water discharge pipes, conduits and swales, water mains and pipes, electric lines, cable lines, telephone lines and lines for other similar purposes (whether overhead or underground), and affecting the leasehold estate in any Company Leased Real Property and being transferred to Buyer at the Closing that are in existence and recorded as of the Closing Date, (iv) with respect to Company Leased Real Property only, any Lien (including Indebtedness) encumbering the fee interest title in any Company Leased Real Property and not attributable to the Company and any statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (v) nonexclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Personal Data” means any data or information in any medium relating to an identified or identifiable individual, browser or device and any other data or information that constitutes personal information or personally identifiable information under any applicable Law, and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information, or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity.

“Pledge Agreement” means that certain pledge agreement by and between Buyer and Seller in the form attached hereto as Exhibit E-1.

“Post-Closing Statement” has the meaning given to such term in Section 2.6(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Tax Returns” has the meaning given to such term in Section 6.2(c)(ii).

“Purchase Price” means Thirty Million Dollars ($30,000,000).

“R&W Insurance Policy” means the buyer side representations and warranties indemnity policy with policy number US00126040BL23A to be issued by AXA XL to Buyer (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time) pursuant to the binder agreement, dated as of the date hereof, between AXA XL and Buyer.

“Release” shall have the meaning set forth in CERCLA.

“Released Claims” has the meaning given to such term in Section 8.2.

“Restricted Cash” means all cash and cash equivalents not freely usable by and available to Seller or the Company because it is subject to restrictions, limitations or Taxes on use or distribution by applicable Law, contract or otherwise, including third-party deposits.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain security agreement by and between Buyer and Seller in the form attached hereto as Exhibit E-2.

“Section 338(h)(10) Election” has the meaning given to such term in Section 6.2(d)(i).

“Section 338(h)(10) Forms” has the meaning given to such term in Section 6.2(d)(iii).

“Seller” has the meaning given to such term in the Preamble.

“Shortfall” has the meaning given to such term in Section 2.6(d).

“Software” means any and all computer programs, software and code, including all versions, translations, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation, including developer notes, comments and annotations, flow charts, outlines, narrative descriptions, operating instructions, user manuals, training materials and tangible media relating to any of the foregoing.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsequent Cash Payments” shall mean such payments in the aggregate amount of Ten Million Dollars ($10,000,000) to be paid by Buyer in accordance with Section 2.4.

“Subsidiary” means, with respect to any person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership), or (ii) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect at least fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates.

“Target Working Capital” means Zero Dollars ($0).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, profits, franchise, alternative or add-on minimum, sales, use, transfer, excise, severance, stamp, premium, customs, duties, withholding, real property, ad valorem, personal property, capital stock, social security, unemployment, employment, disability or any other assessment or charge in the nature of a tax imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents filed or required to be filed in connection with the determination, assessment or collection of any Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, reassessment or collection of any Taxes.

“Transactions” has the meaning given to such term in the Recitals.

“Transaction Agreements” means this Agreement, the Interim Services Agreement, the Stock Power, the License Agreement, the Guaranty Agreements, the Indemnification Side Letter and the Security and Pledge Agreement.

“Transaction Tax Deductions” means (i) all fees, costs and expenses incurred by the Company in connection with or incident to the Transaction Agreements and the Transactions, including Company Transaction Expenses and any other legal, accounting and investment banking fees, costs and expenses, and (ii) any applicable expenses or other amounts not otherwise described in clause (ii) of this definition that are paid by or on behalf of the Company in connection with the Transactions to the extent that such expenses or amounts are paid prior to the Closing or reduce the Consideration. The amount of the Transaction Tax Deductions shall be computed assuming that an election was made under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Transfer Taxes” has the meaning given to such term in Section 6.2(a).

“UCC-1 Financing Statements” means the Uniform Commercial Code Financing Statements (Form UCC 1), naming Buyer as the debtor and Seller as the secured party, or other similar instruments or documents, filed or to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Seller, desirable to perfect the security interest of the Seller pursuant to the Security and Pledge Agreement.

“Unaudited Financial Statements” has the meaning given to such term in Section 3.5.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., and the regulations promulgated thereunder.

“Working Capital” means the difference, whether positive or negative, between (i) the current assets of the Company and (ii) the current liabilities of the Company, in each case (i) for only those line items as set forth on the Estimated Closing Statement, (ii) calculated as of the Closing and (iii) determined in accordance with the Accounting Principles.

“Working Capital Overage” means the amount, if any, by which the Closing Working Capital is greater than the Target Working Capital; provided that such amount is at least Fifty Thousand Dollars ($50,000).

“Working Capital Underage” means the amount, if any, by which the Closing Working Capital is less than the Target Working Capital; provided that such amount is at least negative Fifty Thousand Dollars ($(50,000)).

SECTION 2

THE TRANSACTIONS

2.1          Purchase and Sale of Company Common Stock. Upon the terms of and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants set forth herein, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of any and all Liens, all of the issued and outstanding capital stock of the Company for the Purchase Price.

2.2         Time and Place of Closing. The closing of the Transactions (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of the Transaction Agreements effective at 11:59 p.m. Eastern Time on the date hereof (the “Closing Date”). Except as otherwise set forth herein, all actions to be taken and all documents to be executed and delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents deemed executed or delivered until all such proceedings have been taken, and all such documents executed and delivered.

2.3         Closing Payments. In consideration of the sale of the Company Common Stock, on the Closing Date, Buyer shall pay or deliver, or cause to be paid or delivered, to Seller, the Closing Cash Payment, by wire transfer of immediately available funds in accordance with the wiring instructions provided by Seller on the Closing Date.

2.4       Subsequent Cash Payments. On or before the tenth (10th) day of each month (or the next immediately succeeding Business Day if not a Business Day) commencing on March 10, 2023 and ending on February 8, 2024, Buyer shall remit to Seller by wire transfer of immediately available funds the sum of Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($833,333.33); provided that the payment made on or before February 8, 2024, shall be made in the amount of Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Seven Cents ($833,333.37).

2.5        Withholding Taxes. Each of Buyer and Seller shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law; provided, that if Buyer or Seller determine that any payment to any Person hereunder is subject to deduction or withholding, then Buyer or Seller, as the case may be, shall (i) provide notice to such Person at least five (5) Business Days prior to making any such deduction or withholding, and (ii) use commercially reasonable efforts to cooperate with the applicable Person to reduce or eliminate any such deduction or withholding to the extent permitted by Law. To the extent that such amounts are so deducted or withheld or paid over to or deposited with the relevant Governmental Authority by Buyer or Seller, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction or withholding was made.

2.6          Adjustment to Purchase Price.

(a)        Closing Purchase Price. On or prior to the Closing, Seller shall prepare and deliver to Buyer an estimated closing statement of the Company as of the Closing Date, which is included in Section 1.1(d) of the Disclosure Schedule (the “Estimated Closing Statement”), which Estimated Closing Statement sets forth Seller’s good faith calculation, together with all schedules and data as may be appropriate to support such calculation of its good faith estimate of: (i) the Closing Working Capital (the “Estimated Working Capital”), prepared in accordance with the Accounting Principles, and (ii) the Company Transaction Expenses (the “Estimated Transaction Expenses”); and, based on such estimates, a calculation of the Closing Cash Payment.

(b)         Post-Closing Adjustment Amount. Within sixty (60) days after the Closing Date, the Company shall prepare and deliver to Seller a statement (the “Post-Closing Statement”) setting forth the Company’s good faith calculation of the (i) the actual Closing Net Working Capital and the Working Capital Underage or Working Capital Overage (if any), (ii) actual Company Transaction Expenses, (iii) the actual Closing Cash Payment (the “Final Closing Cash Payment”) and (iii) a certificate of the Chief Financial Officer of the Company that the Post-Closing Statement was prepared in accordance with the Accounting Principles.

(c)          If Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Post-Closing Statement, Buyer and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer and Seller are unable to resolve any dispute with respect to the Post-Closing Statement within ninety (90) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer.

(d)          If, after the final determination of all of the items set forth in the Post-Closing Statement pursuant to the terms of this Section 2.6, the Final Closing Cash Payment as so finally determined is less than the Closing Cash Payment (the amount equal to such difference, the “Shortfall”), then Buyer shall be entitled to a payment from Seller in an amount equal to the Shortfall within five (5) business days of such final determination. If, after the final determination pursuant to the foregoing, the Final Closing Cash Payment as so finally determined is greater than or equal to the Closing Cash Payment (the amount equal to such difference, the “Excess”), then Seller shall be entitled to a payment from Buyer in an amount equal to the Excess within five (5) business days of such final determination.

(e)          Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

SECTION 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Company to Buyer, the Company hereby represents and warrants to Buyer that:

3.1        Organization, Standing and Power. The Company is a duly organized, validly existing corporation and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to own, lease and operate its properties and conduct its businesses as and where presently conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction (in the case of good standing, to the extent such jurisdiction recognizes such concept) where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Company’s Certificate of Incorporation and Bylaws (and all amendments thereto) as currently in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents (and all amendments thereto).

3.2          Capital Structure.

(a)        The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, all of which are issued and outstanding and owned by Seller. All of the issued and outstanding shares of Company Common Stock have been duly authorized, validly issued and are fully paid and non-assessable.

(b)         Other than the Company Common Stock owned by Seller, there are no outstanding (i) equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable or exercisable for equity securities of the Company, (iii) no subscriptions, calls, options, warrants or other rights to acquire from the Company and no obligations of the Company to issue or sell, any shares of capital stock of, equity securities in or debt securities of, the Company, and (iv) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. All outstanding options held by employees of the Company under any Company Benefit Plan or similar programs sponsored by Seller or Parent are exercisable solely for shares of common stock of Parent.

(c)          There are not outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests in the Company.

(d)         The Company has no Subsidiaries and does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

3.3         Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The sole director of the Company has adopted resolutions (a) determining that the terms of the Transaction Agreements and the Transactions are fair to and in the best interests of the Company and (b) approving and declaring advisable the execution, delivery and performance of the Transaction Agreements and the Transactions. Such resolutions have not been amended or withdrawn. No other corporate or other organizational proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Transactions. The Company has duly executed and delivered each Transaction Agreement to which it is a party and, assuming the due authorization, execution and delivery by Seller and Buyer, such Transaction Agreements constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

3.4          No Conflicts; Consents.

(a)          The execution and delivery by the Company of each Transaction Agreement to which it is a party does not, and the performance by it of its obligations thereunder and the consummation of the Transactions do not and will not; (i) violate or conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under any provision of the governing or organizational documents of the Company; (ii) violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under, require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, or give rise to any loss of a material benefit under, any of the terms, conditions or provisions of any Company Material Contract or Company Real Property Lease or Obligation to which the Company is a party or by which the Company’s assets may be bound; (iii) result in the creation or imposition of any Lien on any asset of the Company (other than Company Permitted Liens or Liens created by Buyer); (iv) violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under any Law, Order or Permit, in each case, applicable to the Company or by which any of its assets are bound; (v) cause the acceleration of any vesting of any awards for or rights to capital stock or other equity interest of the Company or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of any capital stock or other equity interest of the Company; or (vi) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or other equity interest of the Company.

(b)          No Permit, consent, approval, clearance, waiver or order of or from, or registration, declaration, notice or filing made to or with, or any action by, any Governmental Authority is required to be obtained, taken or made by or with respect to the Company in connection with the execution and delivery of the Transaction Agreements or its performance of its obligations thereunder or the consummation of the Transactions, other than (i) in compliance with applicable requirements of the Exchange Act, Securities Act and U.S. state securities laws (“Blue Sky Laws”) and (ii) such Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions that, individually or in the aggregate, (x) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the Transactions.

3.5         Financial Statements. Section 3.5 of the Disclosure Schedule sets forth true and correct copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2021 and the related statements of income and retained earnings for the period commencing March 2, 2021 and ended December 31, 2021 (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at November 30, 2022, and the related statements of income and retained earnings for the eleven-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements comply as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which individually or in the aggregate would reasonably be expected to be material to the Company, taken as a whole. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

3.6       Absence of Certain Changes or Events. Since January 1, 2022, there has not occurred any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2022, the Company has conducted and operated its businesses in the Ordinary Course of Business, except for the execution and delivery of this Agreement, and has not taken any of the following actions:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities; (ii) split, combine, subdivide, recapitalize or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(b)          make or adopt any change or election in its accounting methods, principles or practices, except insofar as may be required by a change (whether occurring before or after the date of this Agreement) in GAAP or Law (or interpretations thereof);

(c)          except as required by applicable Law or GAAP, (i) write off as uncollectible, or establish any extraordinary reserve with respect to, any account or note receivable or other Indebtedness, (ii) delay, accelerate or cancel any account or note receivable or other Indebtedness, or (iii) sell or assign any account or note receivable or other Indebtedness;

(d)          other than with respect to customers for payment terms not in excess of sixty (60) days, make, amend, renew, extend or renegotiate any extension of credit or loan to any Person, or enter into any commitment to do any of the foregoing;

(e)          except for the filing of the 2021 federal Tax Return as a consolidated entity, make, change or revoke any material election with respect to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, incur any material Tax liability outside of the Ordinary Course of Business (other than as a result of the Transactions), prepare or file any Tax Return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or fail to pay any material Taxes as they become due and payable (including estimated Taxes);

(f)          adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company; or

(g)          acquire or enter into any agreement to acquire any real property.

3.7          Taxes.

(a)          The Company has timely filed or has caused to be timely filed all income, franchise and other material Tax Returns required to be filed by or with respect to it (taking into account any valid extension of time within which to file), and all such Tax Returns are accurate and complete and in compliance with applicable Tax Law. The Company has fully and timely paid or caused to be fully and timely paid all material Taxes required to be paid by it (including any Taxes due and payable to the extent required by Company Real Property Leases), other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)          No deficiency for any Tax has been asserted or assessed by a Taxing Authority against the Company which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and adequately reserved under GAAP.

(c)          The Company has complied in all material respects with applicable Tax Law with respect to the withholding of Taxes.

(d)          There is not pending or, to the Knowledge of the Company, threatened in writing any audit, examination, claim, or notice of deficiency in respect of any Taxes of the Company.

(e)          There are no Liens for Taxes on any of the assets, rights or properties of the Company other than Company Permitted Liens.

(f)          The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)          No written claim has been received by the Company from a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)          The Company will not be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) on or prior to the Closing Date; (B) “closing agreement” as described in Section 1721 of the Code (or similar provision of state, local or foreign Law), entered into on or prior to the Closing Date; (C) installment sale or open transaction made on or prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (E) election under Section 965 or Section 108(i) of the Code.

(i)          The Company has not (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(j)          The Company is not, nor has it been, a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(k)          The Company is, as of the Tax period ending on the Closing Date, a member of the Seller’s affiliated group filing a consolidated federal income Tax Return, within the meaning of Code Section 338(h)(10)(A)(i).

(l)        The Company does not maintain, contribute to or sponsor any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(m)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event, whether contingent or otherwise), will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract, agreement, plan or arrangement to which the Company is party or by which the Company is bound which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(n)          The Company is not party to nor is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes.

(o)          During any tax period for which the statute of limitations has not expired, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(p)         The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).

(q)        The Company has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(r)          The Company has not (i) filed, or has pending, any ruling requests with any Taxing Authority relating to Taxes, including any request to change any accounting method which is still in effect, or (ii) granted to any Person any power of attorney that is in force with respect to any income Tax matter.

(s)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.8 (to the extent expressly related to Taxes) and this Section 3.7 constitute the sole representations and warranties in this Agreement with respect to Tax matters.

3.8          Employee Benefits.

(a)          Section 3.8(a) of the Disclosure Schedule sets forth a complete list of all material Company Benefit Plans.

(b)         (i) Each Company Benefit Plan has been established, operated, invested, funded and administered in accordance, in all material respects, with its terms, any applicable labor, collective bargaining or other agreement with any Union and any applicable Law (including ERISA and the Code) and (ii) to the Knowledge of the Company, the Company has not engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject any Company Benefit Plan or the Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(c)          Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and has received or may otherwise reasonably rely upon a favorable determination or opinion letter from the IRS as to its tax-qualification under the Code, and each trust maintained thereunder is exempt from federal income taxation under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or its related trust.

(d)          Other than routine claims for benefits, there are no suits, claims, proceedings, actions or governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.

(e)        Neither the Company nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the Closing Date, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a Pension Plan, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to present a material risk to the Company of incurring any such liability.

(f)          No Company Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage (i) as required by Section 4980B of the Code or similar state or local Law or (ii) health care coverage through the end of the calendar month in which a termination of employment occurs).

(g)        Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.8 constitute the sole representations and warranties in this Agreement with respect to employee benefits matters of any kind.

3.9          Employment and Labor Matters.

(a)          Section 3.9(a) of the Disclosure Schedule contains a list, as of a date within the ten (10) Business Day period immediately preceding the Closing Date, of all individuals employed by the Company (including those on a leave of absence or on layoff status) (collectively, “Company Employees”), in alphabetical order (last name first) and sets forth for each such Company Employee the following: (i) name; (ii) title or position (including whether full or part time); (iii) department; (iv) whether regular, temporary or leased; (v) hire date; (vi) current wages/compensation (e.g., salary, hourly) rate; (vii) any and all Company Bonuses or other compensation and contingent arrangements (including commission, bonus, severance, or other incentive-based compensation); (viii) exempt or non-exempt status, (ix) accrued but unused paid time off (including vacation, personal and/or sick days); and (x) whether the individual is active or on a leave of absence or layoff if subject to recall (and if so, the nature and length of the leave or layoff status and expected date of return to work). The Company is not delinquent in material payments to any employee or former employee for any services or amounts required to be reimbursed or otherwise paid. The Company is and at all times since March 2, 2021, has been in compliance in all material respects with any and all agreements between the Company and any employee of the Company.

(b)          The Company is not party to, nor bound by, any labor or collective bargaining agreement with any Union.

(c)        The consent or consultation of, or the rendering of formal advice by, any Union is not required for the Company to enter into this Agreement or to consummate any of the Transactions or to terminate or layoff any employees of the Company in the event any of the Transactions are consummated.

(d)        The Company has not had at any time since March 2, 2021, any duty to bargain with any labor organization. The Company is not currently negotiating any labor, collective bargaining or other agreement with any Union, and there is not, and has not been, any Union representing or purporting to represent any employee of the Company. No employee or Union is making or has made a demand for recognition or has filed a petition seeking representation with the National Labor Relations Board with respect to employees of the Company, and, to the Knowledge of Company, no Union, employee or group of employees is seeking or has sought to organize employees of the Company for the purpose of collective bargaining. The Company has no Knowledge of any facts to suggest that any demand for recognition or effort or attempt to organize employees of the Company is imminent, likely or expected.

(e)         Since March 2, 2021, there has been no actual or, to the Knowledge of the Company, threatened in writing, labor strike, dispute, walkout, work stoppage, picketing, hand billing, slowdown or lockout against the Company.

(f)        The Company is and, at all times since March 2, 2021, has been, in compliance in all material respects with all applicable Laws pertaining to employment, labor relations and employment, wage and hour, workers’ compensation, health and safety, and labor relations practices, collective bargaining and employee benefits. All individuals characterized and treated by the Company as independent contractors or consultants are properly classified and utilized as independent contractors under all applicable Laws, and are not employees of the Company. All individuals classified and utilized by the Company as leased employees are properly classified as employees of the applicable leasing company, and are not employees of the Company.

(g)        Since March 2, 2021, there have been no, material grievances, complaints, citations, charges, actions, claims, suits, litigation, arbitrations, mediations, investigations, hearings or other proceedings against the Company pending, or, to the Knowledge of the Company, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Authority, or any Orders or settlement agreements, in connection with the employment of any current, former or prospective employee of the Company.

(h)          All employees of the Company are currently properly classified and compensated by the Company in accordance with the Fair Labor Standards Act and state and local wage and hour Laws.

(i)          The Company is and at all times since March 2, 2021, has been in compliance in all material respects with any and all Laws related to mass layoff and plant closings, including the WARN Act, and the Company has no plans to undertake any action that would trigger any notice or payment or other obligation under the WARN Act. Since March 2, 2021, the Company has not incurred any material liability or obligation under the WARN Act or comparable state or local law.

(j)          To the Knowledge of the Company, no current employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to the Company.

(k)          To the Knowledge of the Company, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant, Company policy or other obligation to any third-party as related to their employment with the Company.

(l)           To the Knowledge of the Company, no Key Employee has notified the Company or otherwise expressed that he/she intends to terminate his/her employment with the Company.

(m)        To the Knowledge of the Company, since March 2, 2021, no current or former management or executive-level employee of the Company has engaged in or been alleged to have engaged in any act or conduct that constitutes a Misconduct Claim, and to the Knowledge of the Company, no such allegation is pending or threatened, or has been investigated, litigated or become the subject of administrative proceedings. Since March 2, 2021, the Company has not terminated any current or any former employee related to any Misconduct Claim, or entered into any settlement or settlement discussions with any person regarding a Misconduct Claim. Since March 2, 2021, the Company has established and made available to its employees a policy or policies against harassment and a complaint procedure, and has required all officers, managers and staff employees to undergo anti-harassment training.

3.10       Legal Proceedings. There is no, and since March 2, 2021, there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by the Company) or assets. There is no suit, action, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) pending or threatened by the Company against any other Person. There is no, and since March 2, 2021, there has been no, Order against or, to the Knowledge of the Company, threatened or pending by any Governmental Authority involving the Company or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by the Company) or assets. The Company has no current obligation under any settlement agreement, consent decree, waiver of rights or similar agreement or arrangement with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation or similar proceeding.

3.11      Compliance with Applicable Laws. At all times since March 2, 2021, the business of the Company has been conducted in accordance with all Laws applicable thereto (save and except for applicable U.S. marijuana-related federal laws and laws implicated by the violation of U.S. marijuana-related federal laws) and, to the Knowledge of the Company, the Company, nor any of its respective former or current officers, directors or employees, is or has been subject of or been requested to provide information in connection with any hearing, audit, examination, inquiry, investigation, notice, claim, charge or assertion with respect to any alleged failure to comply with any provision of applicable Law or been given any notice of any of the foregoing. At all times since March 2, 2021, except where any failure with respect to such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect, (a) the Company has been in possession of all Permits required by all applicable Laws to be held by it for the operation of the business of the Company or that are necessary to occupy the Company Leased Real Property or for the lawful ownership of its properties and assets and all fees and other amounts due with respect to such Permits have been paid; (b) the business of the Company has at all such times maintained and been in compliance in all material respects with all such Permits; and (c) all such Permits are in full force and effect and are not limited in duration or subject to conditions. There are no proceedings, actions or claims pending or threatened in writing (or, to the Knowledge of the Company, threatened orally) that would reasonably be expected to result in the termination, revocation, cancellation, suspension or modification of any such Permit, or any failure to comply in any respect with any term or requirement of such Permit. The Company has not been informed in writing or, to the Knowledge of the Company, orally by any applicable Governmental Authority of any actual or possible violation of any such Permit, or any failure to comply in any respect with any term or requirement of any such Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company under, or variation, suspension, revocation or non-renewal or non-variation by request of, any Permit (in each case, with or without notice or lapse of time or both). The Company has not, since March 2, 2021, conducted any internal investigation concerning any alleged violation of any applicable Law by the Company or any of its respective Representatives (regardless of the outcome of such investigation).

3.12      Environmental Matters. (a) The Company is, and at all times since March 2, 2021, has been, in compliance in all material respects with all applicable Environmental Laws and all Permits required by Environmental Law (“Environmental Permits”) required to own and operate the business and assets of the Company; (b) the Company, except as would not be reasonably expected to be material, has timely filed applications for, or for renewal of, all such Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend or terminate any such Environmental Permit; (c) the Company has not received any written notice or claim from any Person that alleges that the Company is in violation of, or has liability or responsibility under, any applicable Environmental Law; (d) there are no unresolved legal or administrative proceedings pending (x) alleging that the Company is liable for response actions to address a Release of a Hazardous Material, or (y) requesting information under the authority of any Environmental Law (including information requests under Section 104 of CERCLA or Section 114 of the Clean Air Act, 42 U.S.C. § 7401, et seq.); (e) to the Knowledge of the Company, there has been no Release of Hazardous Materials, nor are any Hazardous Materials present at any Company Leased Real Property, that would reasonably be expected to result in any responsibility or liability on the part of the Company; (f) to the Knowledge of the Company, there are no underground storage tanks present at any Company Leased Real Property, and (g) the Company has not assumed or provided indemnity against any liability under any Environmental Law, except with respect to any of the foregoing under (a), (b) or (c) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.12 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

3.13        Contracts.

(a)         Section 3.13(a) of the Disclosure Schedule sets forth, as of the Closing Date, a true and complete list, and the Company has made available to Buyer true and complete copies, of:

(i)          each Contract to which the Company is a party that (A) restricts the ability of the Company or would, after the Closing, restrict in any material respect the ability of Buyer to compete in any business or with any Person or in any geographic area, (B) prohibits the Company from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) contains “most favored nation,” “exclusivity” or similar provisions, (D) grants any right of first refusal or right of first offer or similar right or (E) requires the purchase of all of the Company’s requirements for a product or service from a third party;

(ii)         each Contract (A) related to Indebtedness of the Company other than any such agreement solely between the Company and one or more of its Affiliates or (B) that grants a Lien, other than a Company Permitted Lien, with respect to any material asset or property of the Company;

(iii)        each Contract to which the Company is a party relating to (A) the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration or similar arrangement or (B) the ownership of any equity interest in any Person;

(iv)        each Contract between the Company, on the one hand, and on the other hand (A) any Key Employee of the Company or (B) to the Knowledge of the Company, any Affiliate of any such Key Employee;

(v)       each Contract relating to the disposition or acquisition by the Company of any Person, business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), or of any assets (other than acquisitions or dispositions of assets in the Ordinary Course of Business), in each case, (A) with obligations (contingent or otherwise) remaining to be performed as of June 30, 2022, including any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, (B) with liabilities continuing after the Closing Date or (C) involving amounts in excess of $50,000;

(vi)      each Contract containing a grant of license, sublicense or any other right to the Company of any Company IP (other than Off-the-Shelf Software and Contracts concerning generally commercially available hardware or software pursuant to shrink-wrap, click-through or other standard licensing terms with annual license fees or similar payments not exceeding $25,000) (collectively, “Company Inbound IP Contracts”);

(vii)       each Contract containing a grant of license, sublicense or any other right by the Company of any Company IP to any third party (other than as ancillary to the Company’s receipt of services or equipment or in conjunction with a sale of products or services to customers in the Ordinary Course of Business) (collectively, “Company Outbound IP Contracts” and, together with the Company Inbound IP Contracts, the “Company IP Contracts”).

(viii)      each Contract to which the Company is a party that involves a Company Material Customer or a Company Material Supplier;

(ix)         each Contract that is a settlement agreement that imposes obligations on the Company after the date of this Agreement;

(x)          each Contract obligating the Company to provide indemnification (other than arising in the Ordinary Course of Business of the Company or pursuant to any Company Material Contract;

(xi)       any Contract relating to any loan or other extension of credit made by the Company, other than accounts receivable in the Ordinary Course of Business of the Company;

(xii)       each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company has, or expects to incur, an obligation in excess of $50,000 in the aggregate;

(xiii)     any Contract, including any joint venture, product development, research and development or limited partnership agreement, involving a sharing of profits, losses, costs or liabilities by the Company with any other Person; and

(xiv)    any Contract to which the Company is a party that is with a Governmental Authority (each, a “Company Governmental Contract”).

Each Contract described in this Section 3.13(a) and is referred to herein as a “Company Material Contract.” There are no active or outstanding offers, bids, quotations or proposals to sell products made or services provided by the Company that, if accepted or awarded, would lead to any Contract or subcontract of the type described by any of the foregoing items in this Section 3.13(a).

(b)          (i) Each Company Material Contract is a valid, binding and legally enforceable obligation of the Company, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect, and (iii) the Company is not (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Company Material Contract which expires by its terms (as in effect as of the Closing Date) or which is terminated in accordance with the terms thereof by the Company in the Ordinary Course of Business. The Company has not received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify or intention not to renew, any Company Material Contract. The Company does not have any obligation (contingent or otherwise) to pay any amounts in respect of any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, in connection with any acquisition or disposition by the Company.

3.14       Real Property; Personal Property.

(a)          The Company does not own nor has it ever owned any real property.

(b)       Section 3.14(b) of the Disclosure Schedule sets forth a true, correct and complete list of all existing leases, subleases and other agreements (the “Company Real Property Leases”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (“Company Leased Real Property”). The Company has made available to Buyer true, correct and complete copies of all Company Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Company Real Property Lease is valid, binding and in full force and effect and enforceable against the Company, as applicable, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws nor or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). Each Company Real Property Lease has sufficient remaining term thereunder (taking into account any available unexercised renewal or extension options for additional term) to allow the Company to continue operations without interruption in the normal course of business.

(c)          The Company is not (with or without notice or lapse of time, or both) in breach or default under any Company Real Property Lease in any material respect. To the Knowledge of the Company, no landlord under any Company Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company has not received any notice of default under any Company Real Property Lease which has not been fully cured and corrected. The Company has a good and valid leasehold interest in the Company Leased Real Property free and clear of all Liens, except for (A) those reflected or reserved against in the balance sheet of the Company as of June 30, 2022 and (B) Company Permitted Liens. The Company has not subleased, assigned, licensed or permitted the use or occupancy of all or any part of the Company Leased Real Property by any other party.

(d)        There are no condemnation proceedings pending, or to the Knowledge of the Company, threatened affecting any portion of the Company Leased Real Property. To the Knowledge of the Company, there are (i) no material defaults under any easements, covenants, restrictions or similar matters affecting any portion of the Company Leased Real Property, (ii) no lawsuits or administrative actions or proceedings alleging violations of any Laws by any Company Leased Real Property, and (iii) no actual or threatened special assessments or reassessments of the Company Leased Real Property, and, in each case, the Company has not received any written notice thereof. The Company has not granted to any Person any option or right of first refusal to purchase or acquire or lease any portion of the Company Leased Real Property.

(e)          The Company has legal title to, or a valid and enforceable right to use, all equipment and other tangible personal property that is used or held for use in the operation of the business of the Company in the Ordinary Course of Business, in each case, free and clear of any and all Liens except Company Permitted Liens. Such equipment and other tangible personal property are all of the equipment and other tangible personal property that is necessary and sufficient for the operation of the business of the Company in the Ordinary Course of Business as presently conducted or as presently expected to be conducted. All of such equipment and other tangible personal property has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used. Section 3.14(e) of the Disclosure Schedule sets forth a list of all laptops used by the Company Employees, which equipment, together with all equipment and other tangible property owned by either of Parent or Seller that is located within the Company Leased Real Property or within the remote locations of Company Employees and is used or held for use in the operation of the business of the Company shall be deemed owned by the Company.

3.15        Intellectual Property.

(a)         Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of all non-expired registrations and applications for Intellectual Property Rights that are owned by the Company (“Company Registered IP”), including the applicable (i) jurisdiction of application/registration, (ii) application or registration number, (iii) date of filing or issuance, and (iv) owner. The Company is the sole and exclusive owner of all of the Company Registered IP. All required filings and fees related to the Company Registered IP have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all Company Registered IP is otherwise in good standing.

(b)          Section 3.15(b) of the Disclosure Schedule sets forth a true and complete list of all Company IP that is not Company Registered IP. The Company exclusively owns or has the right to use all Company IP, free and clear of all Liens (other than Permitted Liens). All Company IP owned by the Company (“Owned Company IP”) and, to the Knowledge of the Company, all Company IP licensed to the Company by a third party (“Licensed Company IP”) is subsisting, enforceable and valid, and has not expired or been canceled or abandoned. The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of the Company’s operations. The Company is not bound by, and no Owned Company IP and, to the Knowledge of the Company, no Licensed Company IP is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of the Company to use, exploit, assert, or enforce any of the Company IP. The Company will continue to own or have immediately after the Closing valid rights or licenses as are sufficient to use all of the Company IP to the same extent as prior to the Closing. The consummation of the Transactions will not result in the loss or impairment of the Company’s rights in any Company IP and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which the Company is a party and pursuant to which the Company is authorized or licensed to use any third party Intellectual Property Right.

(c)          None of: (i) the Owned Company IP, (ii) to the Knowledge of the Company, the Licensed Company IP, (iii) the products or services of the Company (the “Company Products and Services”), or (iv) the operation of the business of the Company, in each case (i)-(iv), infringes, misappropriates or otherwise violates, or has formerly infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by another Person. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re-examinations) settled or pending or, to the Knowledge of the Company, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any Owned Company IP or, to the Knowledge of the Company, the Licensed Company IP. None of the Owned Company IP or, to the Knowledge of the Company, the Licensed Company IP is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by the Company as currently or contemplated to be used or licensed, as applicable.

(d)         To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company IP, and no such claims are pending or threatened in writing against any Person by the Company.

(e)          The Company has taken commercially reasonable steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements. The Company has used commercially reasonable efforts to enter into written agreements with current and former employees of the Company, and with current and former independent contractors, who are or were involved in or have contributed to the invention, creation, or development of any Intellectual Property Rights during the course of employment or engagement with the Company, whereby the employee or independent contractor (1) acknowledges the Company’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (2) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights, to the extent such Intellectual Property Rights do not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property Rights, to the extent permitted by applicable Law.

(f)          The Business Systems of the Company (collectively, “Company Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of the Company, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the business and operations of the Company as currently conducted and as currently contemplated to be conducted. The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(g)         The Company’s data, privacy and security practices comply, and at all times have complied, in all material respects, with applicable Data Protection and Security Requirements. The Company has provided all notices and obtained all consents required by Data Protection and Security Requirements and satisfied all other requirements under Data Protection and Security Requirements for the processing of Personal Data and that are necessary for the conduct of business as currently conducted, as proposed to be conducted, and in connection with the consummation of the Transactions. The Transactions as of the Closing Date will comply with all Data Protection and Security Requirements applicable to the Company.

(h)          The Company has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the state of the art for the industry in which the Company operates to protect the operation, confidentiality, integrity and security of all of the Company’s confidential and other data and information, in any format, generated or used in the conduct of the business of the Company (“Company Business Data”) and the Company Business Systems, against misuse. Without limiting the generality of the foregoing, the Company has implemented a comprehensive written information security program that complies with 45 C.F.R. Part 164, Subpart C and (i) identifies internal and external risks to the security of the Company Business Data or Company Business Systems and (ii) implements, monitors and improves adequate and effective safeguards to control those risks. The Company has not (nor has any Person acting on the Company’s behalf) experienced any actual or alleged Security Incident, including, without limitation, any “breach” (as defined in 45 C.F.R. Part 164, Subpart D) of unsecured Protected Health Information or of EU Personal Data. The Company has not (nor has any Person acting on the Company’s behalf) notified, and the Company has not experienced any event resulting in any requirement that the Company notify, any Person or Data Protection Authority of any Security Incident, including any loss or unauthorized access, use or disclosure, of EU Personal Data or of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the HHS is required under 45 C.F.R. Part 164, Subpart D. In addition, the Company has not any material data security, information security or other technological vulnerabilities that could adversely impact the operation of relevant Company Business Systems or cause a Security Incident. The Company Business Systems have not materially malfunctioned or failed since March 2, 2021, and are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.

(i)           The Company has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf and all third parties managing Company Business Systems on their behalf to appropriate contractual terms relating to the processing of Company Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, the Company has entered into business associate agreements with vendors and customers in all situations where required by 45 C.F.R. §§ 164.502(e) and 164.504(e) or Article 28 of the GDPR. The Company has taken reasonable measures to ensure that all third parties acting on its behalf have complied with their contractual obligations.

(j)           The Company has not received any notice of any claims, investigations (including investigations by any Governmental Entity, including the HHS Office for Civil Rights and any other Data Protection Authority), for alleged violations of Data Protection and Security Requirements with respect to Personal Data subject to Processing by, or under the control of, Company, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.

(k)          Section 3.15(k) of the Disclosure Schedule contains a complete and accurate list of all Software (i) that is used by the Company and for which the Company is the licensee or which the Company has otherwise obtained the right to use, other than Off-the-Shelf Software (“Licensed Software”) and (ii) developed by the Company and that is used in the business of the Company (“Company Owned Software”). Section 3.15(k) of the Disclosure Schedule also sets forth a list of all license fees, rents, royalties or other charges that the Company has paid with respect to the Licensed Software in 2022. The Company is in compliance with all material provisions of any Contract pursuant to which the Company has the right to use the Licensed Software.

(l)         Section 3.15(l) of the Disclosure Schedule identifies all Open Source Technology that is or has been used by the Company in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Owned Software. The Company has not used any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (i) disclosure or distribution of any Company Owned Software in source code form, (ii) license or other provision of any Company Owned Software on a royalty-free basis, or (iii) grant of any license, non-assertion covenant or other rights or immunities under any Company Owned Software or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Owned Software, including any “copyleft” license. The Company has complied with all notice, attribution and other requirements of each license applicable to the Open Source Technology disclosed in Section 3.15(l) of the Disclosure Schedule.

(m)       No Company Owned Software (or, to the Knowledge of the Company, other Software) used in the business or operations of the Company or provision of any Company Product and Service contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (1) disrupt, disable, harm or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any such Software is installed, stored or used, or (2) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company has taken reasonable steps to prevent the introduction of Malicious Code into Company Owned Software used in the provision of any Company Products and Services, or otherwise in the business or operations of the Company. The Company (A) has provided to Buyer all of the Open Source Technology and all software containing, relying on, or derived from Open Source Technology, and (B) have not added or removed any portion of the Open Source Technology, or any portion of software containing, relying on, or derived from Open Source Technology, prior to or after March 2, 2021.

(n)          The Company is in actual possession of and has exclusive control over all source code for all Company Owned Software. The Company possesses all source code and other documentation and materials necessary or useful to compile, maintain and operate all Company Owned Software. Except for application programming interfaces and other interface code that is generally available to customers, the Company has not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Owned Software to any escrow agent or any other Person, other than (i) an employee, independent contractor or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company, or (ii) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no such release event has occurred, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Owned Software.

(o)          The Company has provided a true and complete list of all known bugs, errors and defects and any other problem or issue with respect to any Software included in the Company products and services that materially adversely affect, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of any of the Company products or services.

3.16        Certain Payments and Practices.

(a)         Since March 2, 2021, neither the Company nor any of their respective directors, officers or employees, or, to the Knowledge of the Company, any agent or other third party representative, has, in the course of his actions for, or on behalf of, any of them (i) made any unlawful payment, contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of any of the U.S. Foreign Corrupt Practices Act of 1977 or any similar applicable Law of any other jurisdiction (collectively, the “Anti-Corruption Laws”). Since March 2, 2021, the Company has not received any communication that alleges that the Company, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

(b)          None of the Company or any of its respective directors, officers or employees, or to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company are, or have been, since March 2, 2021, targets of U.S. economic sanctions or trade controls, including but not limited to being identified on the SDN List. Without limitation to the foregoing, neither the Company nor any of its respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company are, or have been since March 2, 2021, conducting any business with any Person, directly or indirectly, identified on the SDN List.

(c)          The Company is and at all times since March 2, 2021, has been in compliance in all material respects with all applicable export control and sanctions requirements, including compliance with the Office of Foreign Assets Control of the Treasury Department, the Department of Commerce, and the Department of State for the export or re-export of any item, service, industry, product, article, commodity or technical data.

3.17       Product Warranty and Liability.

(a)        The Company has delivered to Buyer true, accurate and complete forms of the Company’s customer agreements which contain customary customer warranties with respect to the Company Products and Services. To the Knowledge of the Company, all such Company Products and Services have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of the Company, there are no situations, events, facts or circumstances that would reasonably be expected to give rise to any material liability for replacement or repair thereof or other damages in connection therewith.

(b)        Since March 2, 2021 the Company has not made any other written material warranties (which remain in effect) with regard to its Company Products and Services. To the Knowledge of the Company, there are no inherent design defects or systemic or chronic problems in any Company Products and Services.

3.18     Suppliers and Customers. Section 3.18 of the Disclosure Schedule sets forth a complete and accurate list of (a) the top twenty (20) trade vendors/suppliers of the Company based on payments made to the applicable trade vendor/supplier by the Company for each of the years ended December 31, 2021 and 2022 (the “Company Material Suppliers”); (b) the top twenty (20) customers of the Company based on revenue provided by the applicable customer to the Company for each of the years ended December 31, 2021 and 2022; and (c) each Governmental Authority that is a party to a Company Governmental Contract as of the Closing Date (clauses (b) and (c), the “Company Material Customers”). The relationships of the Company with each Company Material Supplier and Company Material Customer are good commercial working relationships. Since March 2, 2021, no Company Material Supplier or Company Material Customer has canceled or otherwise terminated or not renewed, or to the Knowledge of the Company threatened to, cancel or otherwise terminate or not renew, its relationship with the Company. Since March 2, 2021, the Company has not received any written notice that any Company Material Supplier or Company Material Customer may cancel or not continue its relationship with the Company or limit its services, supplies or materials to the Company.

3.19      Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of the Company.

3.20       Insurance. Parent maintains insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience, is adequate for the businesses and operations of the Company (taking into account the cost and availability of such insurance) (“Parent Insurance Policies”). The Company does not maintain any separate insurance policies that cover its operations. All Parent Insurance Policies (a) are in full force and effect; (b) are sufficient for compliance by the Company with all Company Material Contracts and (c) provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which the Company operates, and as is sufficient to comply with applicable Law. None of the Parent Insurance Policies will terminate or lapse by its terms by reason of the consummation of the Transactions; provided, however, that all coverage with respect to the Company under the Parent Insurance Policies will terminate upon the consummation of the Transactions. There is no claim by the Company pending under any of the Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

3.21        Related Party Transactions.

(a)      Since March 2, 2021, there have not been, nor are there currently, any transactions, Contracts, arrangements, understandings, undertakings, obligations, liabilities or claims between the Company, on the one hand, and any Person (i) that is Affiliate of the Company, (ii) that is a stockholder, member, partner, manager, director or officer of the Company, (iii) that is a Family Member of any stockholder, member, partner, manager, director or officer of the Company, or (iv) with respect to which any of the Persons described in clauses (i), (ii) or (iii) of this Section 3.21(a) owns more than ten percent (10%) of the voting equity of such Person (each, a “Company Related Party”), on the other hand (each, a “Company Related Party Transaction”). Any such Company Related Party Transactions were entered into in the Ordinary Course of Business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company to any Company Related Party are recorded on the Company’s books and records, as the case may be, at their fair market value.

(b)          No Company Related Party has or has had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services, (ii) a beneficial interest in any Contract to which the Company is a party or by which it or its properties or assets are bound or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Company, (iii) an ownership interest in any assets or rights of, or used by, the Company; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.21(b) or (iv) is indebted to or, at any time since March 2, 2021, has borrowed money from or lent money to the Company.

3.22       Accounts Receivable. Subject to a reserve for bad debts shown on the balance sheet contained in the Interim Financial Statements, each account receivable that has been billed is (a) valid and existing and represents monies due (or believed in good faith to be due) for goods sold and delivered and services performed in the Ordinary Course of Business and (b) a legally binding obligation of the account debtor enforceable in accordance with its terms not subject to refunds, discounts (other than trade discounts provided in the Ordinary Course of Business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally.

3.23       Bank Accounts. Section 3.23 of the Disclosure Schedule sets forth a true, complete and correct list of each of the bank accounts in the name of the Company, including the title and number of the account, the individuals with signatory authority over such account and the financial institution at which such account is located.

3.24      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 3, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING AS TO MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” AND “WITH ALL FAULTS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN SECTION 3 OF THIS AGREEMENT.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into and perform this Agreement and to consummate the Transactions, Seller hereby represents and warrants to Buyer that:

4.1         Organization. Seller is duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the Law of its jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2         Power and Authorization. Seller has the power and authority to execute and deliver each Transaction Agreement to which it is a party and each other document, instrument and/or certificate contemplated thereby and to consummate the Transactions. The execution and delivery of the Transaction Agreements to which it is a party and the consummation of Transactions have been duly authorized by all necessary action on the part of Seller. Each of the Transaction Agreements that Seller is a party to has been duly executed and delivered by Seller and constitute a valid, legal and binding agreement of Seller (assuming that the Transaction Agreements have been duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any claim thereof may be brought.

4.3        Consents and Approvals; No Violations. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Seller of the Transaction Agreements to which it is a party or (b) consummation of the Transactions by Seller.

4.4       Noncontravention. Neither the execution, delivery and performance by Seller of the Transaction Agreements to which it is a party nor the consummation of the Transactions will: (a) violate any provision of any Order applicable to Seller; (b) result in a breach or violation of, or default under, any Contract of Seller related to the Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract related to the Company or Seller; or (d) result in a breach or violation of, or default under, (1) Seller’s organization documents; or (2) the 2020 Merger Agreement.

4.5         Title. Seller is the record and beneficial owner of all outstanding shares of Company Common Stock, and has good and marketable title to such shares, free and clear of all Liens except as are imposed by applicable securities laws. Seller has full right, power and authority to transfer and deliver to Buyer valid title to such shares of Company Common Stock, free and clear of all Liens. The assignment and other instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest, legal and beneficial, in such shares and, immediately following the Closing, Buyer will be the record and beneficial owners of such shares, and have good and marketable title to such shares, free and clear of all Liens except as are imposed by applicable securities laws. Except as pursuant to this Agreement, there is no contract pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any equity interests in Seller or the Company.

4.6          No Brokers. Seller has no Liability of any kind to any broker, finder or agent in connection with the Transactions.

4.7          Taxes. Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Company.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants to Seller that:

5.1        Organization. Buyer is duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the Law of its jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

5.2       Power and Authorization. Buyer has the power and authority to execute and deliver the Transaction Agreements and each other document, instrument and/or certificate contemplated by the Transaction Agreements and to consummate the Transactions. The execution and delivery of the Transaction Agreements and the consummation of Transactions have been duly authorized by all necessary action on the part of Buyer. Each of the Transaction Agreements have been duly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming that the Transaction Agreements have been duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any claim thereof may be brought.

5.3        Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of the Company set forth in Section 3.4, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer of the Transaction Agreements to which it is a party or (b) consummation of the Transactions by Seller.

5.4        Solvency. Assuming the representations and warranties of the Company contained in Section 3 are true in all material respects, at and immediately after the Closing Date, and after giving effect to the Transactions, the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

5.5        Investment Representation. The Buyer is purchasing the shares of Company Common Stock for its own account with the present intention of holding such shares for investment purposes and not with a view to or for sale in connection with any public distribution of such shares of Company Common Stock in violation of any Federal or state securities Laws. The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Buyer acknowledges that it is informed as to the risks of the Transactions and of ownership of the shares of Company Common Stock. The Buyer acknowledges that the shares have not been registered under the Securities Act or any state or foreign securities Laws and that the shares of Company Common Stock may not be sold, transferred, offered for sale, pledges, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.6          Financial Ability. Buyer has or will have sufficient Cash to enable Buyer to pay each Subsequent Cash Payment.

5.7         No Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

5.8       Acknowledgment and Representations by Buyer. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and (b) has been furnished with or given full access to such information about the Company and its business and operations as it has requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly set forth in Section 3 and the representations and warranties of Seller expressly set forth in Section 4, and Buyer acknowledges that, other than as expressly set forth in Section 3 and Section 4, neither the Company or any of its directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information (whether in any “data room” or otherwise) provided or made available to Buyer, or any of its agents, representatives, lenders or Affiliates prior to the Closing Date, or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer, or any of its agents, representatives, lenders or Affiliates.

SECTION 6
COVENANTS

6.1          Confidentiality. The Parties hereto acknowledge that Buyer and Parent previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and regarding which each of Buyer and its Representatives (as defined in the Confidentiality Agreement) shall be deemed to be a Disclosing Party and Recipient thereunder, as applicable (each as defined in the Confidentiality Agreement). Each of Buyer and the Company agrees that it and its representatives shall, except as otherwise permitted by and subject to compliance with Section 9.16, hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence both prior to and following the Closing. At no time, whether prior to or following the Closing, shall any of the Parties hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a Party to any other Person without the prior written consent of the Party about which such non-public information relates (which, after the Closing, shall require the consent of the Seller with respect to information of the Company). Notwithstanding anything to the contrary in the foregoing, a Party and its representatives shall be permitted to disclose any and all terms of this Agreement to (a) its financial, tax and legal advisors and other representatives or (b) any other Person for whom consent, notice, waiver or approval is required in connection with the Transactions, solely for the purpose of satisfying such consent, notice, waiver or approval requirement, in each case specified in the foregoing clauses (a) and (b), each of whom is subject to a similar obligation of confidentiality; (c) any Governmental Authority or administrative agency (including the Securities and Exchange Commission and any national securities exchange) to the extent necessary or advisable in compliance with applicable Law; (d) the courts or arbitrator involved in dispute resolution proceedings; (e) any Taxing Authority in connection with any Tax audit, examinations or other similar Tax proceeding involving any Tax Return or Tax matters and (f) Seller.

6.2          Tax Matters.

(a)          Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, value added, goods and services, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the Transactions (“Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, regardless of the Party liable for such obligations under applicable Law or the Party making payment to the applicable Governmental Authority or other third party. The applicable Parties shall cooperate in filing such forms, declarations, affidavits, Tax Returns, and documents as may be necessary, including to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available presale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)        Cooperation on Tax Matters. Seller and Buyer shall cooperate, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)          Responsibility for Filing Tax Returns.

(i)         Seller shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required by Law to be filed on or before the Closing Date, and shall timely pay, or cause to be timely paid, all Taxes of due thereof. Further, Seller shall include the income and activities of the Company for the Tax period ending on the Closing Date in Seller’s consolidated federal income Tax Return (the “Federal Consolidated Income Tax Return”) and timely pay all Taxes due thereon. At least thirty (30) days prior to the date on which the Federal Consolidated Income Tax Return is due, Seller shall submit the portions of the Federal Consolidated Income Tax Return relating to the Company (including all relevant work papers and other items required to understand such Federal Consolidated Income Tax Return or other items as reasonably requested by Buyer) to Buyer for review and comment, and Seller shall incorporate all reasonable comments received no less than five (5) days prior to the due date thereof. For the avoidance of doubt, in the event Buyer makes the Section 338(h)(10) Election, Seller shall timely pay and include any and all Taxes attributable thereto in the Federal Consolidated Income Tax Return. After the Closing, Seller shall not file any amended or original federal income or other material Tax Return (other than the Federal Consolidated Income Tax Return) if such Tax Return would cause the Company to incur or pay any Taxes unless (A) such Taxes are fully paid by Seller with such filing and (B) Buyer consents to such filing (such consent not to be unreasonably withheld or delayed).

(ii)        Other than the Federal Consolidated Tax Return, Buyer, at its expense, shall prepare and timely file, or cause the Company to prepare and timely file, all Tax Returns of the Company required to be filed after the Closing Date (taking into account extensions) with respect to any Pre-Closing Tax Period or Straddle Period (“Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared on a basis consistent with existing procedures, practices and accounting methods of the Company, unless otherwise required by applicable Law and all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law (at a “more likely than not” (or higher) level of comfort). At least thirty (30) days prior to the date on which each such Pre-Closing Tax Return is due or any amendment is to be made to a Pre-Closing Tax Return, Buyer shall submit such Pre-Closing Tax Return (and all relevant work papers and other items required to understand such Pre-Closing Tax Return or other items as reasonably requested by Seller) to Seller for review and comment, and Buyer shall incorporate all reasonable comments received no less than five (5) days prior to the due date thereof. Buyer shall remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes reflected on such Pre-Closing Tax Returns; provided, however, that Sellers shall within five (5) days of Buyer’s remittance reimburse Buyer for any and all such Taxes that are allocable to the Pre-Closing Tax Period (and, in case of a Straddle Period, determined in accordance with Section 6.2(c)(iii)).

(iii)       In the case of any Straddle Period, the amount of any Taxes (and any refunds of Taxes) based on or measured by income, receipts, sales, use or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes (and any refunds of other Taxes) of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)          338(h)(10) Election.

(i)          At Buyer’s option, the Company and Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any election corresponding to Section 338(h)(10) or Section 338(g) of the Code under state, local, and foreign Law) with respect to the purchase and sale of the shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”).

(ii)        If a Section 338(h)(10) Election is made, Seller and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule prepared in accordance with Code Sections 338 and 1060 (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Seller and delivered to Buyer within thirty (30) days following the Closing Date for its approval. If Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule, Buyer and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer and Seller are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

(iii)        Buyer and Seller shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Allocation Schedule. Buyer and Seller shall, or shall cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with each applicable Taxing Authority. Seller and Buyer agree that neither of them shall, or shall permit any of their Affiliates to, revoke the Section 338(h)(10) Election following the filing of the Section 338(h)(10) Forms without the prior written consent of Seller or Buyer, as applicable. Seller and Buyer shall and shall cause their Affiliates to (i) file all Tax Returns in a manner consistent with the Section 338(h)(10) Election, the Section 338(h)(10) Forms and the Allocation Schedule and (ii) take no position contrary thereto in connection with any Action or otherwise, in each case, except to the extent required otherwise pursuant to applicable Law. Each of Buyer and Seller shall deliver to the other party at the Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Election.

6.3          Employee and Related Matters.

(a)          Buyer shall, and shall cause its Affiliates to, credit each Company Employee with all service credited to such Company Employee by the Company as of the Closing Date for all purposes under Buyer’s Benefit Programs and shall provide that Company Employees may commence participation under employee benefit plans, programs, policies, agreements, or arrangements offered by Buyer or its Affiliates (“Buyer’s Benefit Programs”) immediately upon the Closing Date. Buyer shall waive, or shall use commercially reasonable efforts to cause to be waived, all pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements, waiting periods, and similar requirements for participation and coverage applicable under Buyer’s Benefit Programs with respect to Company Employees and their dependents. Buyer shall use commercially reasonable efforts to credit, or shall cause to be credited, Company Employees with all amounts paid prior to the Closing Date with respect to each Company Benefit Program that is a welfare benefit plan for purposes of satisfying all applicable deductible, coinsurance, and out-of-pocket requirements for the plan year that includes the Closing Date under each applicable Buyer’s Benefit Plan as if such amounts had been paid with respect to such Buyer’s Benefit Program.

(b)          Buyer shall, and shall cause its Affiliates to, honor, recognize and permit each Company Employee to use and/or have available to use all accrued but unused vacation and paid time off as of the Closing Date.

(c)          Regardless of anything else contained herein, this Section 6.3 shall not be construed to amend any Company Benefit Plans or any other plans, policies, programs, agreements, or arrangements or create any rights or obligations except between the parties to this Agreement. No Company Employee or other Person not a party to this Agreement shall be entitled to assert any claim hereunder.

6.4         Florida Performance Bond. As soon as practicable following the Closing Date and in any event before October 31, 2023, Buyer shall, and shall cause its Encompay, Inc. affiliate to, (a) negotiate in good faith and use commercially reasonable efforts to cause Continental Heritage Insurance Company, as surety (the “Florida Surety”), to terminate the General Indemnity Agreement, dated October 27, 2022, by and between the Florida Surety and each of Company, Seller and Parent with respect to the General Performance Bond made as of October 31, 2022 in favor of the State of Florida Department of Health (the “Florida Performance Bond”) as it relates to each of Seller and Parent; and (b) enter into a successor General Indemnity Agreement with the Florida Surety (or a successor surety) with respect to the Florida Performance Bond in order to enable Seller and Parent to be relieved of such obligations as soon as practicable following the Closing Date.

6.5         Further Assurances. Each of the Parties covenants and agrees to use its reasonable best efforts to effectuate the Transactions and to do all acts and things as may be required to carry out their obligations hereunder, including executing, sealing and delivering all such other instruments and other documents, and taking all such other actions, as may be required to carry out the provisions of the Transaction Agreements and consummate and make effective the Transactions.

SECTION 7
CLOSING DELIVERABLES

7.1          Company and Seller Deliveries. At the Closing, the Company and Seller shall have delivered, or caused to be delivered to Buyer:

(a)          Secretary’s Certificate. A certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith; (ii) the copies of the Certificate of Incorporation and Bylaws, each as in effect as of the Closing and (iii) a copy of the resolutions of the sole director of the Company.

(b)        Resignation of Company Sole Director and Officers. The resignations of the officers of the Company and the sole director of the Company.

(c)          Payoff Letters. The Company shall have obtained from each Person who, on or following the Closing Date, holds any Indebtedness for borrowed money of the Company, a payoff letter in form and substance reasonably satisfactory to Buyer and such other evidence as Buyer may reasonably request to the effect that all such Indebtedness of the Company has been paid in full and any and all Liens with regard to such Indebtedness have been fully and finally released.

(d)          Good Standing Certificates. The Company shall have delivered a good standing certificate for the Company from the Secretary of State of the State of Florida, dated as of a date not earlier than ten (10) Business Days prior to the Closing.

(e)        FIRPTA Certificate. A certificate, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations.

(f)          Stock Certificates. A stock certificate or affidavit of lost stock certificate representing all shares of Company Common Stock owned by such Seller in form and substance reasonably acceptable to Buyer, together with stock transfer powers for the shares of Company Common Stock in the form attached hereto as Exhibit B, duly executed by such Seller.

(g)          Interim Services Agreement. The Interim Services Agreement, duly executed by Seller and Parent.

(h)          License Agreement. The License Agreement, duly executed by Seller and Parent.

(i)           Security Agreement. The Security Agreement, duly executed by Seller.

(j)           Pledge Agreement. The Pledge Agreement, duly executed by Seller.

(k)          Guaranty Agreements. The Guaranty Agreements, duly executed by Seller.

(f)           Indemnification Letter Agreement. The Indemnification Letter Agreement, duly executed by Seller.

(g)         Transaction Approval. Copies of the resolutions or written consent duly adopted by the sole director of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions.

7.2          Buyer Closing Deliveries. At the Closing, Buyer shall have delivered, or caused to be delivered, to the Seller:

(a)        Transaction Approval. Copies of the resolutions or written consent duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions.

(b)          Interim Services Agreement. The Interim Services Agreement, duly executed by Buyer and the Company.

(c)          License Agreement. The License Agreement, duly executed by Buyer and the Company.

(d)          Security Agreement. The Security Agreement, duly executed by Buyer.

(e)          Pledge Agreement. The Pledge Agreement, duly executed by Buyer.

(f)           UCC-1 Financing Statements. The UCC-1 Financing Statements, duly executed by Buyer.(g)

(h)          Guaranty Agreements. The Guaranty Agreements, duly executed by the Company and each of the guarantors party thereto, respectively.

(i)           Indemnification Letter Agreement. The Indemnification Letter Agreement, duly executed by the Company.

(j)           R&W Insurance Policy. Evidence of the purchase by Buyer of the R&W Insurance Policy.

7.3          Frustration of Closing Conditions. Neither Buyer, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such Party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

SECTION 8
R&W INSURANCE; SURVIVAL AND PARTIAL RELEASE

8.1        R&W Insurance. Buyer shall obtain the R&W Insurance Policy issued in the name of Buyer or any of its Affiliates in connection with this Agreement and the Transactions and Seller shall be responsible for paying fifty percent (50%) of (i) the premiums, fees, costs and expenses associated with procuring the R&W Insurance Policy (up to a maximum of $150,000) and (ii) the retention for such R&W Insurance Policy (up to a maximum of $150,000). Buyer will cause the R&W Insurance Policy to expressly provide that the insurer thereunder will not pursue any subrogation rights or any other claims against the Company or Seller in connection with any claim made by a policyholder (including Buyer) thereunder, except for customary subrogation rights with respect to Fraud by the Company or the Seller in connection with the Transactions.

8.2         Survival and Partial Release. Except with respect to (i) Seller’s Fraud and (ii) the representations and warranties of Seller in Section 3.2, which shall survive closing and shall remain in full force and effect until the date that is three (3) months after the lapse or expiration of the applicable limitations period for claims associated with such representations and warranties (the “Non-Released Claims”), (a) the representations, warranties and covenants of the Company and Seller contained in this Agreement shall terminate on the Closing Date and there shall be no remedies available to Buyer or its assigns, creditors, representatives, agents (including the insurer under the R&W Insurance Policy) or Affiliates (including the Company) (collective, the “Buyer Parties”) or any Person after the Closing against Seller or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor, insurer or lender to Seller, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor, insurer or lender to, any of the foregoing (collectively, “Non-Party Affiliates”), with respect to any breach of the representations, warranties, or covenants of Seller, except for covenants required to be performed by their terms in whole or in part after the Closing (collectively, the “Released Claims”) and (b) Buyer, on behalf of itself and the Buyer Parties, hereby fully, finally and irrevocably releases, acquits and forever discharges (i) Seller from any Liability with respect to any Released Claims and (ii) each Non-Party Affiliate from any Liability with respect to Released Claims and Non-Released Claims. For the avoidance of doubt, Seller shall have no Liability in connection with the Transactions except in respect of the Non-Released Claims and Non-Party Affiliates shall have no Liability whatsoever in connection with the Transactions, including in respect of Non-Released Claims and Released Claims. Buyer, on behalf of itself and the Buyer Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any cause of action, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding therefor, against Seller (except with respect to any Non-Released Claim) or any Non-Party Affiliate, and this Agreement may be raised by Seller or any Non-Party Affiliate as an estoppel to any such claims, actions or proceedings. In no event shall Seller’s Liability under this Agreement exceed the Purchase Price.

SECTION 9
MISCELLANEOUS

9.1          [RESERVED].

9.2         Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer, Seller and the Company or (b) by a waiver in accordance with Section 9.3.

9.3         Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 9.3 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.4        Specific Performance. Each Party agrees and acknowledges that in the event of a breach of its covenants that survive the Closing Date, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law. Accordingly, each Party agrees that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce the covenants that survive the Closing Date, the other Party hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

9.5         Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Transaction Agreements and the consummation of the Transactions. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

9.6         Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile or electronic mail (with original copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6); provided, that with respect to any notices deliverable to Seller, such notices shall be delivered solely via email or facsimile:

If to Seller or the Company (prior to the Closing Date: Helix Technologies, Inc. c/o Forian Inc. 41 University Drive, Suite 400 Newtown, PA 18940 Attention: Chief Executive Officer Email: [*****]	with a copy (which shall not constitute notice) to: Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103 Attention: Darrick M. Mix E-mail: [*****] and [*****]

If to Buyer: BT Assets Group, Inc. 21550 Biscayne Blvd, Suite 400 Aventura, FL 33180 Email: [*****] Attention: Chief Financial Officer	with a copy (which shall not constitute notice) to: PremierCounsel, LLP 201 Spear Street, Suite 1100 San Francisco, CA 94104 Attention: William Kushner Email: [*****]

9.7         Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyer and Seller.

9.8       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.

9.9         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Unless the context of the Agreement otherwise requires: (a) the word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others; (b) words of any gender include each other gender and neutral forms of such words; (c) words using the singular or plural number also include the plural or singular number, respectively; (d) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (i) the words “dollar”, “USD” or “$” shall mean U.S. dollars; and (j) the word “day” means calendar day unless Business Day is expressly specified.

9.10       Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.11        Entire Agreement. This Agreement and the Disclosure Schedule identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9.12       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

9.13        Choice of Law; Consent to Jurisdiction.

(a)          The law of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

(b)          Each of the Parties hereof hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware, in each case, located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to the Transaction Agreements, or the negotiation, validity or performance thereof, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto agrees that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence above shall have the same legal force and effect as if served upon such Party personally within the Delaware.

9.14      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.15       Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

9.16       Press Releases and Announcements; Confidentiality. None of the Parties nor any of their respective representatives shall issue any press releases or make any public announcements with respect to this Agreement or the underlying Transactions without the prior written consent of Buyer or Seller, as the case may be. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.

9.17      No Representations Regarding Projections or Forecasts; Acknowledgment. None of the Company nor any other Person has made, and Buyer acknowledges and agrees that it has not relied upon, any representation or warranty, express or implied as to, and none of the Company nor any other Person shall have any Liability to Buyer or any other Person with respect to any financial projections, forecasts, estimates, plans or budgets relating to the Company or its operations or other forward-looking statements of the Company (except, in each case, to the extent expressly addressed in a representation or warranty in Section 3).

9.18      Disclosure Schedule. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein or therein. Inclusion of any item on any Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality; (b) does not represent a determination that such item did not arise in the Ordinary Course of Business and (c) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Company and its business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available.

* * * *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

COMPANY:

BIO-TECH MEDICAL SOFTWARE, INC.

By:	/s/ Edward Spaniel Jr.
Name: Edward Spaniel Jr.
Title: Vice President and Secretary

SELLER:

HELIX TECHNOLOGIES, INC.

By:	/s/ Edward Spaniel Jr.
Name: Edward Spaniel Jr.
Title: Vice President and Secretary

BUYER:

BT ASSETS GROUP, INC.

By:	/s/ Justin Soulen
Name: Justin Soulen
Title: Authorized Representative

[Signature Page to Stock Purchase Agreement]